Exhibit 5.2

December 20, 2019

Golar LNG Partners LP

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton, Bermuda HM 11

Re:                             Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel to Golar LNG Partners LP (the “Company”), a Marshall Islands limited partnership, as to matters of the law of the Republic of the Marshall Islands in connection with the preparation of a registration statement on Form F-3 (such registration statement, as it may be amended or supplemented, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and offering (i) by the Company in one or more public offerings (collectively, the “Offering”) of an indeterminate number of the Company’s securities in such amount as shall result in an aggregate offering price not to exceed $600 million, which may include common units representing limited partner interests (the “Common Units”); 8.75% Series A Cumulative Preferred Units representing limited partnership interests (the “Series A Preferred Units”); other classes of units representing limited partner interests (together with the Series A Preferred Units, the “Other Units”); options to purchase Common Units or Other Units (the “Options”); warrants to purchase Common Units or Other Units (the “Warrants”); rights to purchase Common Units or Other Units (the “Rights” and, together with the Common Units, Other Units, Options, Warrants and Rights that may be offered and sold by the Company, the “Primary Securities”); and debt securities of the Company; and (ii) up to 21,226,586 Common Units to be sold by Golar LNG Limited and/or Golar ML LLC and their respective transferees, distributees and other successors-in-interest (the “Secondary Units,”). The Common Units and Other Units that may be offered and sold by the Company are sometimes referred to herein as the “Primary Units”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); (iii) the Third Amended and Restated Agreement of Limited Partnership, dated October 31, 2017, of Golar LNG Partners LP (the “Partnership Agreement”); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus and any related supplement thereto to be executed in connection with the Offering will have been duly authorized, executed and delivered by each of the parties thereto; (ii) the terms of the Offering will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and any related supplement thereto and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) the Company will have taken all actions necessary to authorize the terms of the Offering and the issuance and sale of the Primary Securities, including any Common Units or Other Units underlying the Options, Warrants and Rights; (iv) the specific terms of the Primary Securities to be established subsequent to the date hereof will have been determined in accordance with all board resolutions or other authorization requirements, will comply with all applicable laws, and will not conflict with any instrument or agreement binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company; and (v) the Primary Securities will be issued and delivered in accordance with the terms of the applicable underwriting or similar agreement approved by the Company, and any Common Units or Other Units underlying the Options, Warrants or Rights will be issued and delivered in accordance with the terms of such Options, Warrants or Rights.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

(i)                                     the Primary Units, including any Primary Units underlying the Options, Warrants and Rights, have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, such Primary Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement); and

(ii)                                  the Secondary Units are validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.  We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP